Gibraltar Announces Planned Retirement in 2017 of
Chief Financial Officer Kenneth W. Smith
Executive Search Firm Retained to Identify Successor
Buffalo, New York, November 7, 2016 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of building products for industrial, infrastructure, residential, and renewable energy and conservation markets, today announced that Chief Financial Officer Kenneth W. Smith intends to retire from the Company in 2017. Smith will remain in his current role until his successor is named and has agreed to assist with an orderly transition. Gibraltar has retained executive search firm Crist/Kolder Associates to begin the recruitment process to interview internal and identify external CFO candidates.
“Ken has been a key player in Gibraltar’s transformation, including our 80/20 efforts and the implementation of the Company’s four-pillar strategy to drive best-in-class performance,” said Chief Executive Officer Frank Heard. “With Ken’s strategic and financial leadership, Gibraltar has delivered seven consecutive quarters of solid financial performance since the announcement of our new strategy, including the highly successful acquisition and integration of Rough Brothers International (RBI). We thank Ken for his eight years of integrity and commitment to Gibraltar and look forward to working with him during the transition.”
“We have undergone very exciting and positive changes during the past few years as a direct result of the extraordinary team here at Gibraltar,” said Smith. “I look forward to working with the Gibraltar management and employees during my remaining time at the Company and to helping facilitate a seamless transition to my successor.”

About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products for industrial, infrastructure, residential, and renewable energy and conservation markets. With a four-pillar strategy focused on operational improvement, product innovation, acquisitions and portfolio management, Gibraltar’s mission is to drive best-in-class performance. Gibraltar serves customers worldwide through facilities in the United States, Canada, Germany, China, and Japan. Comprehensive information about Gibraltar can be found on its website at www.gibraltar1.com.

Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration and performance of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.
Contact:
Dora Gonzalez-Rodriguez
Sharon Merrill Associates
617-542-5300
dgonzalez@investorrelations.com